BlackRock Latin America Fund, Inc.

FILE #811-06349

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
04/17/2008	Hypermarcas S.A.	35,801,080	409,900	Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Bulltick, LLC
04/23/2008	Anhanguera Educacional Participacoes S.A.	17,000,000	389,300	Credit Suisse, Merrill Lynch & Co., Santander Investment
04/25/2008	Gerdau S.A.	27,313,761	171,900

Itau USA Securities, Inc., J.P. Morgan Securities Inc., Banco Bradesco BBI S.A., Citigroup Global Markets Inc., Goldman, Sachs & Co., Santander Investment Securities Inc., HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated